Exhibit 10.7

ELECTRIC VEHICLE CHARGER SITE LICENSE AGREEMENT

This Electric Vehicle Charger Site License Agreement (together with any Exhibits attached hereto, this “Agreement”) is entered into this 23 day of May, 2022 (the "Effective Date") by and among TURNONGREEN INC. a Nevada corporation (“TurnOnGreen”), its subsidiaries (together with TurnOnGreen, the "Company"), each Company having a principal place of business at 1421 McCarthy Blvd., Milpitas, CA 95035 and Sunrise Hills Commercial Association, having a principal place of business at 945 Morning Star Drive, Sonora, CA 95370 (“Association”).

RECITALS

WHEREAS, the Company is a world-class solution driven organization unsurpassed in designing and manufacturing cutting-edge power electronic products and charging solutions for the Defense, Medical, Telecommunication, Industrial and e-Mobility markets.

WHEREAS, TurnOnGreen, through the provision of electric vehicle charging services at the Property (as hereinafter defined), will provide value to Association by attracting electric vehicle owners and the public to, and providing additional visibility of, the Property; and

WHEREAS, Association acknowledges the value of TurnOnGreen’s electric vehicle charging services at the Property and desires to grant possession and control of the Premises (as hereinafter defined) to TurnOnGreen pursuant to the terms set forth herein.

NOW THEREFORE, that the Authorized Persons are, and each of them is, authorized, in the name and on behalf of the Corporation, to sign and execute this Agreement

NOW THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows with the intent to be legally bound hereby:

1.	PREMISES: Association hereby grants to TurnOnGreen possession and control of four (4) parking spaces, up to five (5) feet of additional parking width to comply with the Americans with Disabilities Act of 1990 and approximately 200-400 square feet of landscaped space for equipment (the “Premises”) on the property commonly known as Tuolumne County Transportation Council, located at 975 Morning Star Dr. Sonora, CA 95370 and as depicted on Exhibit A attached hereto (the “Property”) in order to build an electric vehicle charging station to charge electric vehicles (the “Charger Station”).

2.	CONSTRUCTION: Upon delivery of possession of the Premises to TurnOnGreen, TurnOnGreen shall, at its sole expense, construct improvements as described in and pursuant to the procedures set forth in Exhibit B, attached hereto and made a part hereof, and will install certain trade fixtures indicated in Exhibit B (the “Trade Fixtures” as further described and defined in Exhibit B). Association specifically acknowledges and agrees that if the utilities necessary to operate the Charger Station: (i) are available upon the Premises, then TurnOnGreen and its contractors shall have the right to trench, connect or otherwise tie-in on the Premises the conduits, wires or other infrastructure necessary to enable such utilities to the Charger Station, in each case pursuant to such specifications and in such areas in each case as are set forth and/or depicted in Exhibit B; and (ii) are not available upon the Premises, then TurnOnGreen and its contractors shall have the right to trench, connect or otherwise tie-in on or through property owned or controlled by Association (collectively, “Association Property”) the conduits, wires or other infrastructure necessary to enable such utilities to the Charger Station, in each case pursuant to such specifications and in such areas in each case as are set forth and/or depicted in Exhibit B, and if applicable pursuant to the terms of this Section 3, Association hereby grants to TurnOnGreen the right and license to use the Association Property in accordance with the terms of this Agreement and Association agrees to enter into such easement agreements or other documents that are necessary or advisable in order to memorialize the same.

3.	FOOTPRINT: A total of four (4) parking spaces, accommodating a total of Four (4) ports and two (2) pedestals (“Chargers”) to charge electric vehicles, shall be made available by Association upon the Premises. The Chargers and any applicable restrictions shall be identified by signage substantially similar to the signage depicted in Exhibit B. Association agrees that TurnOnGreen may line, stripe or otherwise mark such applicable parking spaces on the Premises, or otherwise distinguish the Premises from other areas or parking spaces in the vicinity of the Premises, in order to identify the same pursuant to such specifications as are set forth in Exhibit B or that are mutually agreeable to Association and TurnOnGreen.

4.	Possession Date: The first date where TurnOnGreen may enter the Premises and Property to begin its work pursuant to the Agreement effective date (the “Possession Date”).

5.	COMMENCEMENT DATE: Pursuant the completion of construction and installation of Charger Station associated with the Premises, the Charger Station opens to the public (the “Commencement Date”) provided that no external permitting, utility or other requirements beyond TurnOnGreen’s control delay the installation. TurnOnGreen shall deliver written notice to Association promptly following the Commencement Date to confirm such date for recordkeeping purposes.

6.	TERM: The initial term of the Agreement shall expire Five (5) years from the Commencement Date (the “Initial Term”). TurnOnGreen shall have the right to twice extend the Agreement and each extension shall be for an additional period of Five (5) years (each a “Renewal Term” and TurnOnGreen ether with the Initial Term, the “Term”). To extend the Term, TurnOnGreen shall deliver written notice of such extension to Association no later than thirty (30) days prior to the expiration of the Term. In the event of a sale or transfer of the Property or Premises by Association while the Agreement is in effect, TURNONGREEN’s rights shall be conveyed with the Property or Premises.

7.	UTILITIES: TurnOnGreen agrees to arrange and pay the charges for all TurnOnGreen -related utility services provided or used in or at the Premises during the Term. TurnOnGreen shall pay to the Association the cost of any and all such TurnOnGreen-related utility services used for TurnOnGreen charging services. Association shall not be responsible for any damages suffered by TurnOnGreen in connection with the quality, quantity, or interruption of utility service, unless the cause of the disruption or damage was due to Association’s negligence or willful misconduct or that of Association’s employees, contractors or representatives. Association agrees to provide TurnOnGreen with a copy of their utility bill to determine the kW/h reimbursement rate. TurnOnGreen will provide to Association a monthly report of kW/h utilization of TurnOnGreen chargers at the location.

8.	USE: TurnOnGreen shall use and occupy the Premises during the Term for a Charger Station and incidental purposes, including generating photovoltaic electricity and operating an energy storage system. All use of the Premises by TurnOnGreen shall comply with applicable codes, laws, and ordinances. Association specifically acknowledges and agrees that, in addition to the rights and licenses granted to TurnOnGreen under this Agreement, TurnOnGreen’s employees, contractors, Associations, permittees, invitees and customers shall be permitted to utilize the Premises and the Chargers thereon in accordance with the terms of this Agreement.

9.	PAYMENT FOR CHARGING SERVICES; [REVENUE SHARING]: Association shall have no right to request or accept payment from TurnOnGreen customers or any other third parties in connection with TurnOnGreen electric vehicle charging services. TurnOnGreen will establish charging rates and will retain 100% of NET charging revenues until the cost of equipment (Trade Fixtures) and installation (Infrastructure costs), as described in Exhibit C, is recouped by TurnOnGreen. Once the infrastructure costs have been recouped by TurnOnGreen, TurnOnGreen will continue to retain 80% of the NET charging revenues and will share the remaining 20% of the net revenue with the Association (Note: NET charging revenues means charging revenues less network fee and electricity cost).

10.	MAINTENANCE: TurnOnGreen shall be responsible for maintaining the Trade Fixtures and Infrastructure (as defined in Exhibit B) and Association shall not have any liability for damage to the Trade Fixtures or the Infrastructure unless such damage is caused by Association’s negligence or willful misconduct or that of Association’s employees, contractors or representatives. Notwithstanding the foregoing, Association’s normal responsibility to maintain the common and similar areas of the Property shall also apply to the Premises, such as for snow removal and garbage collection. Association agrees to coordinate any parking lot maintenance with TurnOnGreen to ensure that charging stalls within the Premises remain available for electric vehicle charging at all times. TurnOnGreen may, in its discretion and at its sole cost, install security cameras and other equipment to monitor the Premises from off-site.

11.	ASSOCIATION COVENANTS: Association represents that it is the owner of the Property and any applicable Association Property, or that Association has the right or license to otherwise grant TurnOnGreen the rights and licenses granted hereunder through a lease or other legally binding agreement or arrangement, and that this Agreement does not violate any agreement, lease or other commitment of Association. Association shall not take any action that would impair or interrupt the use of the Premises, the Association Property (if applicable) or the Trade Fixtures. Association agrees to notify TurnOnGreen within a commercially reasonable time if (i) it has knowledge of actual or anticipated activities by Association or any third party that may impair or constitute misuse of the Premises or Trade Fixtures, or (ii) it obtains knowledge of a needed repair to the Premises or Trade Fixtures. If motorists repeatedly park on the Premises for greater than the permitted duration, then the parties shall TurnOnGreen ether determine and implement an appropriate and effective strategy for preventing such impairment, including, without limitation, alternative signage and painted asphalt. Association shall use commercially reasonable efforts to actively monitor the Premises to ensure that use of the vehicle charging stalls on the Premises is not impaired.

12.	ASSIGNMENT: TurnOnGreen shall not assign this Agreement voluntarily or by operation of law, or any right hereunder, nor sublet the Premises or any part thereof, without the prior written consent of Association, which shall not be unreasonably withheld, conditioned or delayed; provided that the foregoing prohibition shall not limit TurnOnGreen’s ability to transfer this Agreement to a company that is controlled by, controls, or is under common control with TurnOnGreen including without limitation any TurnOnGreen affiliate.

13.	ALTERATIONS: Excepting the items of Exhibit B, TurnOnGreen shall not make or permit to be made any alterations, changes in or additions to the Premises without the prior written consent of Association, which shall not be unreasonably withheld, conditioned, or delayed. Upon termination of this Agreement, unless terminated due to a default of Association, the Infrastructure shall become the property of Association; provided that all Trade Fixtures and all related intellectual property shall at all times remain the property of TurnOnGreen and all Trade Fixtures will be promptly removed by TurnOnGreen upon termination of the Agreement.

14.	SIGNAGE: TurnOnGreen signage to be installed at the Premises is represented in Exhibit B. Any material revisions or additions to the signage depicted in Exhibit B shall be subject to Association approval, which shall not be unreasonably withheld, conditioned, or delayed. All signage shall be professionally prepared, installed and maintained at TurnOnGreen’s expense.

15.	INDEMNIFICATION: Except to the extent of any negligence or willful misconduct of Association or that of Association’s employees, contractors or representatives, TurnOnGreen hereby agrees to indemnify, hold harmless and defend the Property, Association, its directors, officers, employees, consultants, agents and representatives from all liability, damages, loss, costs and obligations, including, court costs and attorney’s fees, on account of or arising out of or alleged to have arisen out of any claim of any third party directly related to TurnOnGreen’s use of the Premises. TurnOnGreen shall promptly remove or bond any liens placed on the Property as a result of any claims for labor or materials furnished to or for TurnOnGreen at or for use on the Premises.

Except to the extent of any negligence or willful misconduct of TurnOnGreen or that of TurnOnGreen’s employees, contractors or representatives, Association hereby agrees to indemnify, hold harmless and defend TurnOnGreen, its directors, officers, employees, consultants, agents and representatives from all liability, damages, loss, costs and obligations, including, court costs and attorney’s fees, on account of or arising out of or alleged to have arisen out of directly or indirectly, any claim of any third party directly related to Association’s actions or omissions with respect to the Premises and/or the Landlord Property.

In addition to the foregoing, each party agrees to indemnify, hold harmless and defend the other party and its directors, officers, employees, consultants, agents and representatives from all liability, damages, loss, costs and obligations, including, court costs and attorney’s fees, on account of or arising out of or alleged to have arisen out of directly or indirectly, any claim of the other party directly related to the indemnifying party or its employees, contractors or representatives causing bodily injury or property damage to the other party or its personal or real property.

This Section 16 shall survive the expiration or earlier termination of this Agreement.

16.	DESTRUCTION: Any total destruction of the Premises shall, at Association’s or TurnOnGreen’s written election within thirty (30) days of such destruction, terminate this Agreement.

17.	DEFAULT: Each of the following shall constitute an “Event of Default” by TurnOnGreen under this Agreement:

(1)       the failure by TurnOnGreen to perform or observe any material term or condition of this Agreement and such failure continues for a period of thirty (30) days after receipt of written notice thereof, provided however, that if the nature of such default is such that the same cannot reasonably be cured within said thirty (30) day period, then TurnOnGreen shall have such additional time as is reasonably required to cure such failure provided TurnOnGreen commences to cure such failure within such thirty (30) day period and proceeds to cure such failure with diligence and continuity; or

(2)       the appointment of a receiver or trustee to take possession of all or substantially all of the assets of TurnOnGreen located at the Premises if possession is not restored to TurnOnGreen within sixty (60) days; or a general assignment by TurnOnGreen for the benefit of creditors; or any action or proceeding commenced by or against TurnOnGreen under any insolvency or bankruptcy act, or under any other statute or regulation having as its purpose the protection of creditors and in the case of involuntary actions filed against the TurnOnGreen the same are not discharged within sixty (60) days after the date of commencement.

18.	REMEDIES: Association and TurnOnGreen acknowledge and agree that each party shall have all remedies available at law or in equity if the other party is in default under the terms of this Agreement. If an Event of Default has occurred and is continuing, then Association, in addition to any other remedies given at law or in equity, may:

(A)       continue this Agreement in effect by not terminating TurnOnGreen’s right to possession of said Premises and thereby be entitled to enforce all Association’s rights and remedies under this Agreement;

or

(B)       bring an action to recover and regain possession of said Premises in the manner provided by the laws of eviction then in effect of the State where the Premises is located.

If Association fails to perform or observe any material term or condition of this Agreement and such failure continues for a period of thirty (30) days after receipt of written notice thereof (provided however, that if the nature of such default is such that the same cannot reasonably be cured within said thirty (30) day period, then Association shall have such additional time as is reasonably required to cure such failure provided Association commences to cure such failure within such thirty (30) day period and proceeds to cure such failure with diligence and continuity), then TurnOnGreen, in addition to any other remedies given at law or in equity, may terminate this Agreement upon notice to Association, remove all Trade Fixtures and be reimbursed by Association for any outstanding infrastructure costs due to TurnOnGreen.

19.	INSURANCE: TURNONGREEN shall carry commercial general liability insurance with limits of not less than One Million Dollars ($1,000,000) for bodily injury or death and property damage and an umbrella insurance policy of not less than Five Million Dollars ($2,000,000). A certificate evidencing such insurance shall be delivered to Association upon the execution of this Agreement and from time to time thereafter as may be requested by Association. Upon request, TurnOnGreen shall include Association as additional insured on its commercial general liability and umbrella insurance policies. TurnOnGreen will also carry worker’s compensation insurance in accordance with state and federal law.

20.	CONFIDENTIALITY AND PUBLICITY:

(A)       TurnOnGreen and Association agree that the terms of this Agreement are confidential information, and both parties agree not to disclose such confidential information to any person or entity other than (i) financial, legal and space planning consultants that have a “need to know” such confidential information and have agreed to abide by confidentiality terms no less protective than the terms of this Agreement and (ii) as required by law.

(B)       Neither party will use the other party’s name, trademark or logo without such other party’s prior written consent. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, both parties shall be permitted to identify the location of the Premises as being a Charger-enabled location (which may include the name, address, business or similar characteristics of the other party).

21.	EXCLUSIONS: Notwithstanding anything herein to the contrary, neither party shall be liable for, and each party expressly releases the other party from any claims from, speculative, indirect, consequential, or punitive damages, including any lost sales or profits of the other party.

22.	ENVIRONMENTAL MATTERS: Association represents and warrants that the Premises shall be delivered free of environmental contamination. TurnOnGreen shall have no liability for any environmental contamination unless caused by TurnOnGreen, its agents, employees or contractors. During the Term, Association is responsible for remediating any pre-existing contamination or any contamination not caused by TurnOnGreen, its agents, contractors, or employees. TurnOnGreen shall have no liability for diminution in value of the Property as it relates to environmental contamination.

23.	NOTICES AND REQUESTS: Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective twenty-four (24) hours after having been deposited in the United Stated mail, postage prepaid, registered or certified, and addressed to the addressee at the principal office set forth below. Any party may change its address for purposes of the Agreement by written notice given accordance herewith:

TO TURNONGREEN, ATTN: AMOS KOHN, 1421 McCarthy Blvd., Milpitas CA 95035.

TO ASSOCIATION, ATTN: DEREK MAXSON, 945 Morning Star Dr., Sonora, CA 95370.

24.	ENTIRE AGREEMENT: This agreement, including the Exhibits attached hereto, constitutes the entire agreement between the Company and the Distributor concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement may be amended only by an instrument in writing, which expressly refers to the Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations or inducements not set forth herein.

25.	BROKERS: Association and TurnOnGreen represent to each other that each has dealt with no broker, and each hereby agrees to indemnify and hold the other harmless from any claims for any such commissions or fees.

26.	SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of Association and TurnOnGreen and their respective successors and assigns.

27.	GOVERNING LAW: This Agreement shall be governed by the laws of the State where the Premises is located.

28.	TIME: Time is of the essence in this Agreement.

29.	COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which TurnOnGreen ether will constitute one agreement. Signed copies transmitted electronically in PDF or similar format shall be treated as originals.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have each caused an authorized representative to execute this Agreement as of the Effective Date first written above.

COMPANY:	ASSOCIATION:

TURNONGREEN, INC.	FRONT PORCH, INC.

Signature:	Signature:
By: Amos Kohn	By:	DEREK MAXSON
Title: Chief Executive Officer	Title:	CEC

EXHIBIT A

Premises and Property Depiction and Address

Property Address:

975 Morning Star Dr.

Sonora, CA 95370

Premises and Property Depiction: Four Parking Spaces in the main parking lot.

EXHIBIT B

TurnOnGreen Improvements

TurnOnGreen shall install the Charger Stations on the Premises pursuant to the terms of this Exhibit B. TurnOnGreen installation shall include the installation of the infrastructure for the Charger Station, which may include power supply, utility connections, concrete pads, conduit and wiring (the “Infrastructure”).

The Charger Station will also include certain trade fixtures as determined by TurnOnGreen, which may include, without limitation, the charger pedestal (“Charger Pedestal”), Chargers, switchgear, signage, fence or other visual barriers, canopy, solar panels, and an energy storage system (the “Trade Fixtures”).

The Trade Fixtures to be installed as of the Commencement Date will include the following:

•	Two (2) Charger Dual Pedestals

•	Three (3) EVP700-G Chargers

•	One (1) EV700 Charger

•	EV Signage

The installation of the Infrastructure and the Trade Fixtures is collectively referred to as the “TurnOnGreen Improvements.” TurnOnGreen will not perform the TurnOnGreen Improvements until the plans and specifications, including exact locations, have been approved by Association, which approval may be by e-mail communication and shall not be unreasonably withheld, conditioned, or delayed. All TurnOnGreen Improvements shall at all times comply with applicable laws, codes and ordinances and Infrastructure and Trade Fixtures shall be installed, maintained and replaced at TurnOnGreen’s sole cost.

[TO INCLUDE ANY TRENCHING, UTILITY TIE-IN, PARKING SPACE LINING OR OTHER SPECIFICATIONS OR DEPICTIONS AS ARE NECESSARY TO ENABLE UTILITIES TO THE CHARGING STATION OR SET THE PREMISES APART FROM ADJACENT PROPERTY]

Signage Example (below)

EXHIBIT C

TurnOnGreen Trade Fixture Costs

Product Name	Quantity	MSRP	Total Cost
EVP7004-G	3	$1,120.00	$3,360.00
EV700	1	$740.00	$740.00
PEDESTAL-DUO EVP (PLUS HOOK)	2	$742.00	$1,484.00
Network Fee*	4	$624.00	$2,496.00*
3-year Warranty (optional) **	4	$224.00	$896.00
Sub-Total			$8,976.00

*Network Fee Billed Annually

** Optional dependent upon ownership

TurnOnGreen Infrastructure Costs – ESTIMATE SUBJECT TO CHANGE

Product Name	Quantity	MSRP	Total Cost
Installation	1	TBD	TBD
Trenching	0
Permitting	0
TOTAL		Estimate $20k-$25k	TBD